TOLL BROTHERS, INC. & SUBSIDIARIES           EXHIBIT 11
               STATEMENT:  COMPUTATION OF EARNINGS PER SHARE

                                       Nine Months        Nine Months
                                      ended July 31,     ended July 31,
                                      --------------     --------------
                                          1995               1994
                                          ----               ----
Net income per income
  statement                            $32,946,000        $20,847,000
Addback:  Interest on
  convertible debentures,
  net of income taxes                    1,190,000            721,000
                                       -----------        -----------
Net income (Fully diluted)             $34,136,000        $21,568,000
                                       ===========        ===========
Earnings per share:
          Primary                      $      0.98        $      0.62
          Fully Diluted                $      0.94        $      0.61

PRIMARY SHARES:
Weighted average shares
  outstanding                           33,475,849         33,390,484
Common stock equivalents -
  stock options                            293,449            269,226
                                       -----------        -----------
          TOTAL                         33,769,298         33,659,710
                                       ===========        ===========
FULLY DILUTED SHARES:
Weighted average shares
  outstanding                           33,475,996         33,390,241
Common stock equivalents -
  stock options                            575,238            306,208
Shares issuable on conversion of
          subordinated debentures        2,452,917          1,848,764
                                       -----------        -----------
          TOTAL                         36,504,151         35,545,213
                                       ===========        ===========

                                       Three Months       Three Months
                                      ended July 31,     ended July 31,
                                      --------------     --------------
                                           1995               1994
                                           ----               ----
Net income per income
  statement                            $15,242,000        $ 7,992,000
Addback:  Interest on
  convertible debentures,
  net of income taxes                      395,000            401,000
                                       -----------        -----------
Net income (Fully diluted)             $15,637,000        $ 8,393,000
                                       ===========        ===========
Earnings per share:
          Primary                      $      0.45        $      0.24
          Fully Diluted                $      0.43        $      0.23

PRIMARY SHARES:
Weighted average shares
  outstanding                           33,531,627         33,419,365
Common stock equivalents -
  stock options                            542,359            143,142
                                       -----------        -----------
          TOTAL                         34,073,986         33,562,507
                                       ===========        ===========
FULLY DILUTED SHARES:
Weighted average shares
  outstanding                           33,531,627         33,419,365
Common stock equivalents -
  stock options                            627,824            143,153
Shares issuable on conversion of
          subordinated debentures        2,445,931          2,586,207
                                       -----------        -----------
          TOTAL                         36,605,382         36,148,725
                                       ===========        ===========